UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION
  WASHINGTON, D.C. 20549
FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	May 28, 2014

Marathon Oil Corporation
_________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-5153	25-0996816
____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

5555 San Felipe Street, Houston, Texas		77056
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant's telephone number, including area code:		(713) 629-6600

Not Applicable
 ______________________________________________
 Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On May 28, 2014, Marathon Oil Corporation ("Marathon Oil") entered into an Amended and Restated Credit Agreement by and among Marathon Oil, as borrower, The Royal Bank of Scotland plc, as syndication agent, Citibank, N.A., Morgan Stanley Senior Funding, Inc. and The Bank of Nova Scotia, as documentation agents, JPMorgan Chase Bank, N.A., as administrative agent, and certain other financial institutions named therein (the “Credit Agreement”), which provides for a $2.5 billion unsecured five-year revolving credit facility.
The Credit Agreement amends and restates Marathon Oil’s Credit Agreement dated as of April 5, 2012, in its entirety, and (i) provides for initial commitments in the aggregate amount of $2.5 billion, with an option to increase the aggregate amount of commitments by up to an additional $1.0 billion, subject to certain customary conditions, including obtaining the consent of any increasing lenders, (ii) is scheduled to mature on May 28, 2019, unless that date is extended under provisions in the Credit Agreement that allow Marathon Oil to request one-year extensions of the maturity date on up to two occasions, (iii) provides for commitment fees that accrue on the unused commitment of each lender at a rate ranging from 8 basis points to 22.5 basis points per year depending on Marathon Oil’s credit ratings, (iv) includes sub-facilities for swing-line loans and letters of credit up to an aggregate amount of $100 million and $500 million, respectively, and (iv) provides that borrowings bear interest, at Marathon Oil’s option, at either (a) the Adjusted London Interbank Offered Rate (as defined in the Credit Agreement) plus a margin ranging from 87.5 basis points to 150.0 basis points per year, depending on Marathon Oil’s credit ratings, or (b) the Base Rate (as defined in the Credit Agreement) plus a margin ranging from 0.0 basis points to 50.0 basis points, depending on Marathon Oil’s credit ratings.
The Credit Agreement contains representations and warranties, affirmative and negative covenants and events of default that Marathon Oil considers customary for an agreement of that type, including a covenant that requires Marathon Oil’s ratio of total debt to total capitalization (expressed as a percentage) not to exceed 65% as of the last day of each fiscal quarter. If an event of default exists, the lenders holding more than 50% of the commitments may terminate all of the commitments under the Credit Agreement and require the immediate repayment of all outstanding borrowings and the cash collateralization of all outstanding letters of credit under the Credit Agreement.
Certain lenders that are a party to the Credit Agreement have in the past performed, and may in the future from time to time perform, investment banking, financial advisory, lending or commercial banking services for Marathon Oil and its subsidiaries, for which they have received, and may in the future receive, customary compensation and reimbursement of expenses.
 The above description of the material terms and conditions of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Credit Agreement, which is filed as Exhibit 4.1 hereto.
Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information set forth under Item 1.01 above is hereby incorporated into this Item 2.03 by reference.
 Item 9.01. Financial Statements and Exhibits.
 (d) Exhibits. The following exhibit is filed as part of this report on Form 8-K:

4.1
Amended and Restated Credit Agreement, dated as of May 28, 2014, among Marathon Oil Corporation, as borrower, The Royal Bank of Scotland plc, as syndication agent, Citibank, N.A., Morgan Stanley Senior Funding, Inc. and The Bank of Nova Scotia, as documentation agents, JPMorgan Chase Bank, N.A., as administrative agent, and certain other financial institutions named therein.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 2, 2014		MARATHON OIL CORPORATION

	By:	/s/ Sylvia J. Kerrigan
Sylvia J. Kerrigan
Executive Vice President, General Counsel and Secretary

Exhibit Index

Exhibit No.	Description

4.1
Amended and Restated Credit Agreement, dated as of May 28, 2014, among Marathon Oil Corporation, as borrower, The Royal Bank of Scotland plc, as syndication agent, Citibank, N.A., Morgan Stanley Senior Funding, Inc. and The Bank of Nova Scotia, as documentation agents, JPMorgan Chase Bank, N.A., as administrative agent, and certain other financial institutions named therein.